Exhibit 16.1

July 31, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Priority Technology Holdings, Inc. (formerly known as M I Acquisitions, Inc.) under Item 4.01 of its Form 8-K dated July 25, 2018. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K; we are not in a position to agree or disagree with other statements of Priority Technology Holdings, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp